EXHIBIT 99

Date:    May 14, 2001

FROM:               Winland Electronics, Inc.               CONTACT:    Lorin E. Krueger

               1950 Excel Drive                     President, Chief Operating Officer

               Mankato, Minnesota 56001     (507) 625-7231

               http://www.winland.com/

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS ANNOUNCES RETIREMENT OF CEO W. KIRK HANKINS

MANKATO, Minn. / May 14, 2001 / PR Newswire / Winland Electronics, Inc. (Amex: WEX) announced today the retirement of W. Kirk Hankins, the company’s Chief Executive Officer, Director and Chairman of the Board, positions he has held since 1984. Succeeding Kirk as CEO, effective June 1, 2001, will be Lorin E. Krueger, Winland’s President and Chief Operating Officer since 1999 and a 24-year employee of the company.

Krueger has served as a director of Winland since 1976, and his intimate working knowledge of all aspects of the company helps ensure a smooth transition of leadership for Winland. A graduate of South Central Technical College in Mankato, he currently serves as Chairman of the college’s Electronics Advisory Council and is Vice President of the College Foundation. In addition, he is the Chairman of the Valley Industrial Development Corporation.

“I would, on behalf of everyone involved with Winland Electronics, like to thank Kirk for all that he has done in driving the growth and accomplishments of the organization these past 17 years”, stated Krueger. “He has built a strong foundation and team for us here at Winland and we wish him the best.”

Krueger also stated, “I am happy to have the opportunity to lead Winland Electronics into this new chapter in growth of the company. I am confident that plans for focused marketing, strategic development planning and a total quality commitment will lead Winland through the current economic slowdown and position the company for future growth and prosperity.”

Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.